   As filed with the Securities and Exchange Commission on December 5, 1997
                                                           Registration No. 333-

--------------------------------------------------------------------------------

                         SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C. 20549

                            ----------------------------

                                      FORM S-3

                               REGISTRATION STATEMENT

                                       UNDER

                             THE SECURITIES ACT OF 1933

                            ----------------------------

                                  DIVERSIFAX, INC.
               ------------------------------------------------------
               (Exact name of Registrant as Specified in Its Charter)

                                       DELAWARE
           --------------------------------------------------------------
           (State or other jurisdiction of incorporation or organization)

                                       13-3637458
                      ---------------------------------------
                      (I.R.S. Employer Identification Number)


                                39 Stringham Avenue
                           Valley Stream, New York 11580
                                  (516) 872-0650
           -------------------------------------------------------------
           (Address, Including Zip Code, and Telephone Number, Including
              Area Code, of Registrant's Principal Executive Offices)


                            IRWIN A. HOROWITZ, PRESIDENT
                                  DiversiFax, Inc.
                                39 Stringham Avenue
                           Valley Stream, New York 11580
                                   (516) 872-0650
             ---------------------------------------------------------
             (Name, Address, Including Zip Code, and Telephone Number,
                     Including Area Code, of Agent For Service)

                            ----------------------------

  Copies of all communications, including all communications sent to the agent for service, should be sent to:

                               GARY T. MOOMJIAN, ESQ.
                               Breslow & Walker, LLP
                                  767 Third Avenue
                             New York, New York  10017
                                   (212) 832-1930

                            ----------------------------

          Approximate date of commencement of proposed sale to the public:
       From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /___________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /___________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ----------------------------

                         CALCULATION OF REGISTRATION FEE


                                                             Proposed
                                                              Maximum          Proposed
                                             Amount           Offering          Maximum             Amount of
Title of Each Class of Securities             to be          Price Per         Aggregate           Registration
      to be Registered                      Registered         Share         Offering Price             Fee
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share(1)    100,000         $.375(2)         $375,000.00            $110.63
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share(3)     29,362         $.375(2)          $14,760.75              $4.35
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share(4)     29,362         $.375(2)          $14,760.75              $4.35
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share(5)     40,000         $.375(2)          $15,000.00              $4.43
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share(6)     50,000         $.375(2)          $18,750.00              $5.53
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share(7)    247,500         $.375(2)          $92,812.50             $27.38
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share(8)  1,375,000         $.375(2)         $515,625.00                *
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share(9)     66,666         $.375(2)          $24,999.75                *
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share(10)   331,540         $.375(2)         $124,327.50             $36.68
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share(11)    61,600         $.375(2)          $23,100.00              $6.81
----------------------------------------------------------------------------------------------------------------
Total...............................................................................................  $201.00
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------


--------------------

* Filing Fee not required. Previously registered and included herein pursuant to Rule 429.

(1) Represents shares of Common Stock underlying three-year warrants, expiring January 26, 1998, to purchase shares of Common Stock at $1.50 per share. The resale of such shares is covered hereby.

(2) Represents the average of the bid and asked prices as quoted by NASDAQ on December 2, 1997. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(3) Represents shares of Common Stock which may be sold by Selling Stockholders who acquired these shares in a private placement consummated in 1997 (the "1997 Private Placement").

(4) Represents shares of Common Stock underlying three-year warrants, expiring from November 14, 1999 to January 5, 2000, to purchase shares of Common Stock at $2.00 per share issued in connection with the 1997 Private Placement. The resale of such shares is covered hereby.

(5) Represents shares of Common Stock underlying three-year Warrants, expiring November 15, 1999, to purchase shares of Common Stock at $3.00 per share (the "$3.00 Warrants"). The resale of such shares is covered hereby.

(6) Represents shares of Common Stock underlying five-year Warrants, expiring November 22, 2001, to purchase shares of Common Stock at $3.50 per share. The resale of such shares is covered hereby.

(7) Represents shares of Common Stock which may be issued by the Company as dividends on its Series D Convertible Preferred Stock. The resale of such shares is covered hereby.

(8) Represents shares of Common Stock issuable upon conversion of the Series D Convertible Preferred Stock.

(9) Represents shares of Common Stock which may be sold by Selling Stockholders who acquired these shares, upon conversion of shares of the Series D Convertible Preferred Stock.

(10) Represents shares of Common Stock underlying three-year Warrants, expiring September 15, 2000, to purchase shares of Common Stock at $.78125 per share (the "$.78125 Warrants"). The resale of such shares is covered hereby.

(11) Represents shares of Common Stock underlying three-year Warrants, expiring September 29, 2000, to purchase shares of Common Stock at $.8125 per share (the "$.8125 Warrants"). The resale of such shares is covered hereby.

    Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also relates to such additional indeterminate number of shares of Common Stock as may become issuable by reason of stock splits, dividends and similar adjustments.

                         -------------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                 Subject to Completion, dated December 5, 1997



                              DIVERSIFAX, INC.

                      2,331,030 Shares of Common Stock


    This Prospectus covers the resale of (i) 100,000 shares of common stock, par value $.001 per share ("Common Stock"), of DiversiFax, Inc. (the "Company") underlying three-year warrants, expiring January 26, 1998, to purchase Common Stock at $1.50 per share (the "$1.50 Warrants") currently owned by Selling Stockholders, (ii) up to 29,362 shares of Common Stock, currently owned by Selling Stockholders who acquired such shares in a private placement completed in January 1997 (the "1997 Private Placement"), (iii) 29,362 shares of Common Stock underlying three-year warrants, expiring from November 14, 1999 to January 5, 2000, to purchase Common Stock at $2.00 per share issued in connection with the 1997 Private Placement (the "Private Placement Warrants") currently owned by Selling Stockholders, (iv) 40,000 shares of Common Stock underlying three-year warrants, expiring November 15, 1999, to purchase Common Stock at $3.00 per share (the "$3.00 Warrants") currently owned by Selling Stockholders, (v) 50,000 shares of Common Stock underlying five-year warrants, expiring November 22, 2001, to purchase Common Stock at $3.50 per share (the "$3.50 Warrants") currently owned by a Selling Stockholder, (vi) 331,540 shares of Common Stock underlying three year warrants, expiring September 15, 2000, to purchase Common Stock at $.78125 per share (the "$.78125 Warrants"), currently owned by a Selling Stockholder,
(vii) 61,600 shares of Common Stock underlying three year warrants, expiring September 29, 2000, to purchase Common Stock at $.8125 per shares (the "$.8125 Warrants") currently owned by a Selling Stockholder (all of the above listed warrants are collectively referred to herein as the "Warrants"),
(viii) 247,500 shares of Common Stock which may be issued by the Company as dividends on the Series D Convertible Preferred Stock, (ix) 66,666 shares of Common Stock issued upon conversion of shares of the Series D Convertible Preferred Stock, currently owned by Selling Stockholders and (x) 1,375,000 shares of Common Stock issuable upon conversion of the Series D Convertible Preferred Stock. All of the Warrants are subject to antidilution provisions described in the Warrants. All of the shares of Common Stock registered hereunder, from time to time, may be sold by the Selling Stockholders named herein. See "Selling Stockholders."

      The Common Stock is traded on the NASDAQ Small Cap Market ("Nasdaq") under the symbol "DFAX." On December 2, 1997, the last reported sale price of the Common Stock was $.375 per share.

                         -------------------------------

      THESE ARE SPECULATIVE SECURITIES. THIS OFFERING INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" COMMENCING ON PAGE 5 OF THIS PROSPECTUS.

                         -------------------------------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is _______, 1997

                           AVAILABLE INFORMATION


    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or from the Commission's Website at http://www.sec.gov. In addition the Common Stock is quoted on the Nasdaq Small Cap Market under the symbol DFAX. Reports and other information concerning the Company may be inspected at the offices of the NASDAQ Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                    DOCUMENTS INCORPORATED BY REFERENCE


    The following documents are incorporated by reference herein:

    1.   Annual Report on Form 10-KSB for the fiscal year ended
         November 30, 1996.

    2.   Quarterly Reports on Form 10-QSB for the quarters ended
         February 28, 1997, May 31, 1997 and August 31, 1997.

    3. The description of the Company's Common Stock, as set forth in the Company's Registration Statement of Securities on Form 8-A, dated December 8, 1992, registered under Section 12(g) of the Exchange Act.

    Each document filed by the Company subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing for such document.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference into the information that the Prospectus incorporates). Request may be made to DiversiFax, Inc., 39 Stringham Avenue, Valley Stream, New York 11580, Attn:
Dr. Irwin A. Horowitz (516) 872-0650.

                                THE COMPANY

    Since November 1, 1993, the Company, through its wholly-owned subsidiary IMSG Systems, Inc. ("IMSG") and IMSG's affiliated companies, National Copy Corp., Capital Copy Corp. and Advanced Business Systems, Inc., has been engaged in the business of owning, leasing, operating and servicing coin and debit card pay-per-copy photocopiers and microfilm reader-printers and accessory equipment. The Company operates its copiers in various states throughout the Eastern United States, as well as Wisconsin and Illinois, in differing sites including libraries, courthouses, colleges, drug stores, office supply stores and similar high traffic outlets. The Company has over 2,500 copiers and accessories at various locations. Generally, the Company is responsible for the collection of payments from each site and, at most locations, the site operators share in the revenues derived from the copy sales at their site. The Company has the ability to service and repair its copiers seven days a week. Users can pay per copy by inserting coins in the copier or by using a debit access card, which the user may purchase at the site of the copier.

    The Company commenced its Smart Switch-TM- operations in April 1995 upon the acquisition of the Smart Switch from Faxit Corporation. The Smart Switch is a computerized switching device which has an automated switching system to permit the use of any "off the shelf" fax machine as a public fax machine. Billing of a public fax message is effected without the need for human intervention or the incorporation of a high cost credit card reading device into the fax machine. The Smart Switch gives the Company the capacity to offer a variety of fax and voice services for hotels, libraries and airline lounges, and domestic and international fax transmission services. The Smart Switch permits hotels to offer in-room fax machines for guests' confidential use, thereby converting each room into a "Smart Suite." The Smart Switch has been upgraded by the Company to permit billing of the user not only through the user's credit card but also by billing to the user's hotel bill, either by a transfer of the billing information to the hotel's computer or by an electronic scanning of calls to listen for a fax tone.

    Since October 1996, the Company, through a supply and distribution agreement, has been engaged in the marketing and sale of scanner units capable of screening microfilm, microfiche and microcard images and (1) printing the scanned images onto a printer without the aid of a computer and/or (2) transferring the images to CD Rom and maintaining the information on the users' computers.

    The Company currently intends to pursue a strategy of growth by acquisition of companies involved in the copier business, fax business or other businesses which the Company may determine to pursue. There can be no assurance, however, that any acquisitions shall be consummated.

    The executive offices of the Company are located at 39 Stringham Avenue, Valley Stream, New York 11580. The telephone number is (516) 872-0650.

                                 THE OFFERING

Securities Offered:..............The resale by Selling Stockholders of up to (i) 100,000 shares of Common Stock underlying the $1.50 Warrants, (ii) 29,362 shares of Common Stock acquired in the Private Placement, (iii) 29,362 shares of Common Stock underlying the Private Placement Warrants, (iv) 40,000 shares of Common Stock underlying the $3.00 Warrants,
                                 (v) 50,000 shares of Common Stock underlying the $3.50 Warrants, (vi) 331,540 shares of Common Stock underlying the $.78125 Warrants, (vii) 61,600 shares of Common Stock underlying the $.8125 Warrants, (viii) 247,500 shares of Common Stock which may be issued by the Company as dividends on its Series D Convertible Preferred Stock, (ix) 66,666 shares of Common Stock issued upon conversion of shares of the Series D Convertible Preferred Stock, and (x) 1,634,013 shares of Common Stock issuable upon conversion of the Company's Series D Convertible Preferred Stock. All of the Warrants contain antidilution provisions pursuant to which the exercise prices and number of shares to be issued are adjusted in the event of stock splits, stock dividends and other similar events.

Shares of Common Stock
Outstanding
  Before Offering................15,298,203(1)
  After Offering.................16,158,205(2)

Use of Proceeds..................The Company will receive no proceeds in connection with an offering hereunder, as shares of Common Stock will be sold by the Selling Stockholders. Proceeds from the potential exercise of the Warrants ($812,790) are expected to be utilized for working capital purposes.

Risk Factors.....................Investment in the securities offered hereby involves a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. Such risk factors include, without limitation, the Company's history of losses and accumulated deficit, working capital deficit and need for additional financing. See "Risk Factors."

NASDAQ Symbol of
 Common Stock....................DFAX

_________________
(1) Does not include (i) an aggregate of 2,421,500 shares of Common Stock issuable upon the exercise of outstanding stock options, (ii) 4,406,211 shares of Common Stock issuable upon the exercise of outstanding warrants, (iii) a maximum of 1,375,000 shares of Common Stock issuable upon conversion of the shares of Series D Convertible Preferred Stock and
    (iv) a maximum of 247,500 shares of Common Stock which may be issued by the Company, at its option and in lieu of cash, as dividends in its Series D Convertible Preferred Stock.

(2) Assumes the exercise of all of the Warrants and the issuance of 247,500 shares of Common Stock, the number registered hereunder, as dividends on the Series D Convertible Preferred Stock. Does not include (i) an aggregate of 2,421,500 shares of Common Stock issuable upon the exercise of outstanding stock options, (ii) 3,793,709 shares of Common Stock issuable upon the exercise of outstanding warrants (excluding the Warrants), and (iii) a maximum of 1,375,000 shares of Common Stock issuable upon conversion of the shares of Series D Convertible Preferred Stock.

                                RISK FACTORS

    The securities offered hereby are speculative and involve a high degree of risk. Only those persons economically able to lose their entire investment should purchase these securities. Prospective investors, prior to making an investment decision, should carefully consider, along with other matters referred to herein, the following risk factors.

    1. Company's Ability to Continue as a Going Concern; History of Losses and Accumulated Deficit. The Company incurred net losses for the fiscal years ended November 30, 1996, 1995 and 1994 of $2,170,867, $3,218,962 and
$1,165,627, respectively, and $145,578 for the nine months ended August 31, 1997. At August 31, 1997, the Company had an accumulated (deficit) of $(7,117,359). No assurance can be given that the Company will not continue to report losses or that the Company's business operations will ultimately prove to be profitable. The continuation of the Company as a going concern is presently, and may be in the future, dependent on obtaining additional equity or other form of financing in amounts sufficient to satisfy its liabilities as they become due, but there is no assurance that any such additional capital can be raised. As a result, the report of the independent public accountants for the year ended November 30, 1996 contains explanatory language as to the Company's ability to continue as a going concern. If additional funds are not available, the Company may be required to curtail or discontinue some of its operations.

    2. Need for Additional Funds. At August 31, 1997, the Company had working capital of $1,470,230. In view of the Company's operating losses and need for capital to finance potential acquisitions, to purchase capital equipment and to market the Smart Switch and microfiche scanner units, the Company is likely to need additional funds. Also, the cash requirements needed to pursue opportunities or to address problems not now anticipated may put a further strain on the Company's available cash resources. Through October 31, 1997, Dr. Irwin A. Horowitz, Chairman of the Board, Chief Executive Officer and President of the Company, has loaned a net aggregate amount of approximately $2,003,982 to the Company (including reduced salary payments). There is no assurance that additional capital will be available to the Company if required or that capital, if any, will be available on terms acceptable to the Company.

    3. ScreenScan Arbitration and Settlement; Minimum Purchase Requirements. On July 16, 1997, ScreenScan Systems, Inc. ("ScreenScan") instituted arbitration proceedings in connection with the Supply and Distribution Agreement between the Company and ScreenScan, dated October 1, 1996, which provides for the Company's exclusive right to distribute microfiche scanner units. ScreenScan claimed that the Company failed to comply with the terms of the agreement and therefore sought to terminate the exclusivity of the Company's distribution rights under this agreement and increase the price of the microfiche scanner units to be sold to the Company thereunder. The Company does not believe it has breached this agreement, that its exclusivity should be terminated or that the price it pays per microfiche scanner unit should be increased. Pursuant to a Letter Agreement, dated October 17, 1997 (the "Settlement Agreement"), the parties have agreed to settle this dispute and postpone hearings pending final compliance with the terms of the Settlement Agreement. Under the Settlement Agreement, the parties have agreed that the Company shall continue to have exclusive distribution rights to the microfiche scanner units through March 1998, and that the Company would purchase a specified number of microfiche scanner units through March 1998, for an aggregate purchase price of $1,080,000. There can be no assurance that the Company will be able to distribute the full $1,080,000 of microfiche scanner units. In the event the Company fails to make payment for a scheduled delivery, arbitration proceedings will continue and the Company shall lose its right to exclusive distribution of the microfiche scanner units. In addition, ScreenScan may refuse to renew the Company's right to distribute microfiche scanner units entirely.

    4. Dependence on Key Personnel. The Company is dependent upon the services of its Chairman, Chief Executive Officer and President, Dr. Irwin A. Horowitz, with whom it has no employment contract, for the successful operation and development of its business. The loss of services of Dr. Horowitz could materially and adversely affect its operations. In addition, in order to market, produce and upgrade its products, the Company will have to attract and retain additional technically qualified personnel with backgrounds in engineering, production and marketing. The Company currently does not maintain key man life insurance on the life of Dr. Horowitz.


    5. Uncertainty of Market Acceptance of Smart Switch. In connection with its Smart Switch, the Company faces the types of problems, delays, expenses and difficulties which are frequently encountered by a company trying to introduce a new line of products to the market. The Company has only limited operating experience with the Smart Switch and, to date, revenues derived from the Smart Switch have been minimal. The initial results from the Company's Smart Switch operations have varied. A number of hotels, airport lounges, libraries and colleges have installed and are currently utilizing the Smart Switch. Several other hotels, which primarily installed the Smart Switch on a trial basis, have canceled or determined not to permanently install such machines, apparently primarily due to a competitor who was providing in-room fax machines to hotels free of charge. There can be no assurance that there will not be a material amount of additional cancellations, or that significant new orders will develop so as to make the Smart Switch operations of the Company profitable. There can be no assurance that the Smart Switch services will gain broad market acceptance. The Company entered into agreements with each of AT&T Corp. ("AT&T") and Danka Business Systems plc ("Danka") with respect to the joint marketing of the Company's in-room fax services. There can be no assurance that any material sales or leases will result from these agreements or that AT&T and/or Danka will not terminate the agreement.

    6. Limited Market Research of Potential Demand for Smart Switch. Although there are results of several market research studies and surveys available which indicate that over 50% of all business travelers expect hotels to offer fax and copier services, there has been no research completed in connection with in-room fax services that gives management sufficient information to estimate potential demand for its Smart Switch with certainty.
 There can be no assurance that sufficient market penetration can be achieved or the planned placement of the Company's equipment will be absorbed by the market in the event such demand can be identified.

    7. Uncertainty of Market Acceptance of Microfiche Scanner Units. In connection with its microfiche scanner unit operations, the Company also faces the types of problems, delays, expenses and difficulties which are encountered by a company trying to introduce a new line of products to the market. There can be no assurance that the microfiche scanner units will gain broad market acceptance.

    8. Competition.

         Copiers. The Company markets its coin-operated copier services to those users who need to copy documents, books, and other materials that are located at the sites where the Company's copiers have been placed. Other companies that offer similar coin-operated copier services include Continental Copy Products Limited, Dual Office Supplies, Inc., Boston Copico and Compucopy. Each of these competitors competes with the Company in a different limited geographic region. Continental Copy Products Limited principally conducts operations in Connecticut and downstate New York; Dual Office Supplies principally conducts operations in Illinois; Boston Copico principally conducts operations in Massachusetts, Connecticut and downstate New York; and Compucopy principally conducts operations in southern Florida. Competition between companies is generally based on price and quality of service offered.

         Fax Machines. The public fax business is in an early stage of development. The Company does not know of any other company that offers a computer software switching device which can convert any "off-the-shelf" fax machine into a public fax. The Company's principal competitors must physically reconfigure each fax machine they install using a procedure that can only be used on a particular model of fax machine in which they usually specialize (the same procedure cannot be used on different models).
AlphaNet, the Company's largest competitor, is able to reconfigure a particular model fax machine and has placed these reconfigured machines at a large number of locations. Other competitors, Teledex and Action Fax, offer products which do not currently offer the various features of the Company's Smart Switch, such as the range of useable fax machines, customized billing by floor or room and voice mail. In general, AlphaNet competes in all of the Company's markets while Teledex and Action Fax offer only limited competition and are located in limited markets. Competition between companies is generally based on price and quality of service offered. It should be noted, however, that if the public fax business generates substantial profits and appears to be capable of significant growth, other companies with greater resources than the Company's may enter the business and present intense competition. The Company believes that if this were to occur, it could expect to encounter significant competition from two general areas: (i) other companies organized to provide public facsimile transmission services and/or equipment, and (ii) assisted facsimile transmission services. In addition, it should be noted that facsimile transmission also competes with alternative methods of document delivery, principally overnight small package express services such as Federal Express and United Parcel Service, as well as the United States Post Office Express Mail Service. In all of the foregoing areas, virtually all competitors can be expected to be considerably better established and larger than the Company in total assets and resources.

    Microfiche Scanner Units. The Company has recently commenced the marketing and sale of microfiche scanner units, for which it currently has exclusive distribution rights. In the event the terms of the Settlement Agreement are not complied with and arbitration proceedings are reinstituted, ScreenScan may become free to market and distribute the microfiche scanner units itself or through other vendors. Competition with respect to the microfiche scanner units includes a laser scanning machine produced by Canon Corporation, which the Company believes is of lesser quality and more expensive. There can be no assurance that additional competition, including from companies with greater resources than that of the Company, will not occur in the future.

    9. Credit Card Regulations. The Company's public fax business is dependent on its securing processing for its credit card transactions. Credit card companies establish the rules and regulations for processing eligibility and determine which businesses may accept their cards, and on what terms. While the Company's facsimile machines are presently processed through all major credit card companies, there can be no assurance that in the future some or all credit card companies may not change the terms on or circumstances under which their credit cards will be accepted so as to adversely effect the business of the Company.

    10. Government Regulation. There are no known federal or state regulations which regulate the public facsimile transmission business, other than the regulations of the telephone industry, whose services the Company utilizes. There can be no assurance that the Company's business will not be regulated in the future or that such regulations will not have an adverse effect upon the Company's profitability.

    11. Lack of Patent Protection; Technological Changes; Risk of Product Obsolescence.

         Copiers. The Company does not, in general, rely on patented technology with respect to its copier operations, although the Company does purchase and operate copiers which may contain patented technology. However, management believes that the proprietary nature of this technology does not affect the Company's operations. There can be no assurance, however, that patented technology will not affect the Company in the future if the Company is unable to obtain copiers that have a patented feature which make them more desirable than copiers currently being used by the Company or that will be acquired by the Company in the future.

         Fax Machines. The Company does not believe that the technology upon which the Smart Switch systems are based is patentable. Other companies may have been or may be involved in research and development which may lead to patents relating to specific aspects of the Company's products and technologies, and the Company has not engaged counsel to determine whether its products in general are free from patent infringement. Unless protected by patents or by nondisclosure agreements, the Smart Switch is susceptible to being analyzed and reconstructed by an existing or potential competitor. The Company is not aware of any claims that its products infringe upon the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against the Company in the future, and the cost of responding to such assertions, regardless of their validity, could be significant. In addition, such claims may be found to be valid and could result in awards against the Company, which could have a material adverse effect on the Company's business. As a result, the cost to the Company of protecting itself against patent claims could be substantial. The market for the Company's public-fax products is characterized by rapidly changing technologies and evolving industry standards. The Company's success will depend in large part on the Company having a technically competent staff and on its ability to anticipate changes in technology and industry standards and, to the extent such changes impact the Company's technology and products, to respond to market and technological developments on a timely basis. There can be no assurance that the Company will be able to keep pace with the technological demands of the market place. Moreover, there can be no assurance that new products or technologies will not render the Company's Smart Switch less competitive or obsolete.

    12. Dependence on Suppliers.

         Copiers. The Company currently purchases both new and used copiers from a variety of sources. The Company has not experienced any difficulties in obtaining equipment or parts and supplies and does not anticipate that there will be any problems obtaining any equipment, parts or supplies in the future.

         Fax Machines. The Company assembles the Smart Switch by programming the Company's proprietary software into off-the-shelf computers and then leases the programmed computer together with off-the-shelf fax machines, telephones, dialers and components all of which are manufactured by other vendors. The Company purchases certain custom components and complete fax machines from single suppliers in order to obtain lower prices. In the past, the Company has had satisfactory relationships with its suppliers and has not experienced delays in the delivery of components or public-fax machines. The Company generally does not maintain supply contracts with its suppliers and purchases components pursuant to purchase orders in the ordinary course of business. The Company believes that there are a number of other suppliers for the components that it uses. The Company has not experienced any difficulties in obtaining equipment or parts and supplies and, although there can be no assurance thereof, does not anticipate that there will be any problems obtaining any equipment, parts or supplies in the future.

         Microfiche Scanner Units. The Company purchases the microfiche scanner units from a single source, ScreenScan, pursuant to a supply and distribution agreement and a Settlement Agreement between the parties. The Company is therefore wholly dependent upon ScreenScan in connection with this product, and delays or continued problems in connection with the supply relationship could adversely affect the Company. In the event the terms of the Settlement Agreement are not complied with, arbitration proceedings will be reinstituted and ScreenScan may continue to seek to terminate the Company's right to exclusively distribute the microfiche scanner units and to increase the price paid by the Company for each microfiche scanner unit. In addition, in such event, ScreenScan may refuse to renew the Company's right to purchase the microfiche scanner units entirely.

    13. Dependence on Certain Customers; Loss of Large Customer. During the fiscal year ended November 30, 1996, revenue derived from one of the Company's copier customers, a large university located in the southeastern United States, amounted to approximately 11.6% of the Company's revenues.
The Company's contract with this university, which is not terminable at will, was for a term of one year and is renewable at the parties' option for four additional one year terms. Another customer, a major library system in the City of New York, accounted for approximately 4% and 12.3% of the Company's revenues for the fiscal years ended November 30, 1996 and 1995, respectively.
 In March 1996, the Company was not successful in its bid for the renewal of its contract with this library system. In general, customer accounts are maintained pursuant to contractual agreements that have terms ranging from three to five years. Currently, there are varying terms remaining on all of the Company's customer contracts.

    14. Growth Strategy. The Company currently intends to pursue a strategy of growth by acquisition of companies involved in the copier business, fax business or other businesses which the Company may determine to pursue. Although the Company may utilize Common Stock to pay all or a portion of such acquisition costs, there can be no assurance that the Company will find appropriate candidates for acquisition or that, if found, the Company shall have sufficient cash available to pay any cash portion for such acquisitions.
 In addition, in the event that acquisitions are consummated, there can be no assurance that the operations acquired will operate profitably or will not require significant additional operating capital.

    15. Company Party to Lawsuits. The Company is involved in the following legal proceedings: (1) the Company has instituted an action to enforce a restrictive covenant against a former employee; the employee's current employer has counterclaimed for $1,750,000 based upon an alleged unfair or trade practice in seeking to prevent it from employing the employee; (2) the Company is a party to a suit brought by Nassau County to obtain an accounting of amounts which it believes are due to the county pursuant to a contract with IMSG, a subsidiary of the Company; and (3) the Company is a party to a suit brought by a former public relations firm of the Company which alleges that it has incurred damages as a direct result of alleged representations by the Company that it would enter into a contract with such firm.

    In addition, in May 1997, the New York State Appellate Division determined in connection with a suit for $228,670 brought by former creditors to the Company, that payment of the debt owed to such creditors should be made in cash, and not Common Stock, as asserted by the Company. The Company's motion for leave to appeal to the New York State Court of Appeals was dismissed. The Company has paid over funds totalling $287,000 which had been in escrow pending the outcome of said motion, thereby diminishing the Company's cash position.

    16. Seasonality. The Company's copier activities are subject to seasonal fluctuations. Revenues from copiers tend to be lower during the summer months of June through September and in the last weeks of December and the first week of January due to school and employee vacation patterns. Although cash flow tends to be tight in these periods of low revenue, the Company has not experienced severe cash flow difficulties, due to the reasons discussed in this paragraph. Seasonally slow periods are immediately preceded by periods of high volume of use, which generate increased cash flows. In addition, because the copier business is conducted primarily in cash, there is no lead time between sales and collections. Also fluctuations are regular and predictable, thereby allowing the Company to plan for such low revenue months. Historically, the President of the Company has advanced funds to the Company when needed so that it could meet its day to day cash obligations, although there can be no assurance he will continue to do so in the future. Finally, many creditors have typically allowed the Company to forbear during these slow months, although there can be no assurance they will continue to do so in the future.

    17. Potential Depressive Effect on Market Price Due to Future Sales of Common Stock; Dilution. 6,480,696 shares of the Company's outstanding Common Stock are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act") (excluding, for this purpose, the shares registered hereby). Ordinarily, under Rule 144, a person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two year holding period. Substantially all of such shares are
currently eligible for sale under Rule 144.   Furthermore, there is an
aggregate of 6,827,711 shares of Common Stock underlying warrants (including the Warrants) and stock options issued by the Company, which shares may ultimately be sold into the open market. In addition, there are a maximum of 1,634,013 shares of Common Stock, plus dividends potentially payable in Common Stock, issuable upon conversion of the Series D Preferred Stock, which shares may also ultimately be sold into the open market. The sale of a large number of shares in the open market is likely to have a depressive effect on the market price of the Common Stock.

    18. Possibility of Delisting from NASDAQ. The Company's Common Stock is listed on the NASDAQ System. To remain listed with NASDAQ, companies are required to have not less than (i) $2,000,000 in net tangible assets, or (ii) a market capitalization of $35 million, or (iii) net income for the last fiscal year, or two of the last three fiscal years, of $500,000. In addition, effective in February 1998 NASDAQ will require that all listed companies maintain a per share trading price of $1.00. In the event a company's price per share trades below $1.00 for 30 consecutive days, it has 90 days in which it must trade above $1.00 per share for 10 consecutive days or else it will be subject to delisting procedures. As of December 2, 1997, the Common Stock was trading at $.375 per share. In the event the Common Stock continues to trade below $1.00, the Company will need to develop a plan of compliance with these listing requirements or the Common Stock will be delisted. As of August 31, 1997, the Company had net tangible assets of $3,538,053. In the event the Company is unable to continue to meet the NASDAQ requirements for continued listing, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board," and it would be more difficult to dispose of the Common Stock or to obtain as favorable a price for the Common Stock. Thus, the liquidity of the Common Stock could be impaired, not only in the number of shares of Common Stock that could be bought and sold at a given price, but also through delays in the timing of transactions.

    19. Penny Stock Regulation. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Common Stock becomes subject to the penny stock rules, investors may find it more difficult to sell the Common Stock.

    20. Control of the Company. Dr. Irwin Horowitz, President of the Company, presently owns 6,310,000 shares of Common Stock, representing 41.2% of the outstanding Common Stock of the Company, holds options to purchase up to an additional 1,600,000 shares and warrants to purchase up to an additional 2,263,097 shares, and thus effectively controls the Company. Due to this control, Dr. Horowitz will be able to control or influence such actions as election of directors and the authorization of certain transactions that require stockholder approval and be able to otherwise control the Company's policies without concurrence of the Company's other stockholders.


    21. Dividends On Common Stock Not Likely. The Company has never paid any cash dividends on its Common Stock. For the foreseeable future it is anticipated that earnings, if any, which may be generated from the Company's operations will be used to finance the growth of the Company and that cash dividends will not be paid to holders of shares of Common Stock.


                              USE OF PROCEEDS

    No proceeds will be realized by the Company from the sale of shares of Common Stock by the Selling Stockholders. Proceeds from the potential exercise of the Warrants ($812,790) are expected to be utilized for working capital purposes. See "Plan of Distribution."

                                  DILUTION

    The difference between the public offering price per share of Common Stock and the net tangible book value per share after this Offering constitutes the dilution to investors in this offering. Net tangible book value is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.

    At August 31, 1997, the net tangible book value of the Company was $3,538,053 or $.25 per share of Common Stock. After giving effect to the exercise of the Warrants, at their respective exercise prices and the conversion of the Series D Convertible Preferred Stock (1) (less estimated expenses of this Offering), the net tangible book value of the Company at August 31, 1997 would have been $4,329,053, or $.26 per share, representing an immediate increase in net tangible book value of $.01 per share to existing stockholders of the Company and an immediate dilution of $3.24 per share to exercising $3.50 Warrantholders. The following table illustrates the foregoing information with respect to dilution exercising $3.50 Warrantholder on a per share basis:

$3.50 Warrant exercise price                                      $3.50
    Net tangible book value before exercise of Warrants    .25
    Increase attributable to new exercise of Warrants      .01

Net tangible book value after exercise of Warrants                $ .26
                                                                  -----

Dilution to $3.50 Warrantholder                                   $3.24
                                                                  =====







_________________________
1  Assumes the maximum number of shares issuable upon conversion.

                            SELLING STOCKHOLDERS

      The following table sets forth the present record and beneficial ownership of the Common Stock of the Company owned by the Selling
Stockholders as of the date of this Prospectus.

                                            Percentage                                   Percentage
                                                of                                           of
                                            Outstanding                                  Outstanding
                              Stock           Shares                        Shares         Shares
                              Owned            Owned          Shares         Owned          Owned
Name of Selling             Prior to          Before       to be Sold       After          After
Stockholder                 Offering         Offering      in Offering     Offering       Offering
---------------          -------------      -----------   -------------    --------     ------------

Brian Bosworth                10,000(1)          *            10,000           0              0

Keith Jackson                  6,800(1)          *             6,800           0              0

Cedric Jones                  13,200(1)          *            13,200           0              0

Stephen D. Hayes              50,000(2)          *            50,000           0              0

Judd Rothman                  60,000(3)          *            60,000           0              0

Marketing Direct
Concepts, Inc.               150,000(4)          *            50,000(4)     100,000           *

Hyman and Debbie
Ashkenazy                     19,200(5)          *            19,200(5)        0              0

Lawrence and Ruth
Linden                        12,800(6)          *            12,800(6)        0              0

Lewis Hanan                    7,442(7)          *             7,442(7)        0              0

Allan and Roberta
Lichtenstein                   6,808(8)          *             6,808(8)        0              0

Alan and Ellen Katz            1,362(9)          *             1,362(9)        0              0

Stephen J. and Mary
E. Petro                      11,112(10)         *            11,112(10)       0              0

Libertyview Fund,
LLC                           31,666(11)         *            31,666(11)       0              0

Libertyview Plus Fund         93,500(12)         *            93,500(12)       0              0

Paresco, Inc.                201,000(13)        1.3%         201,000(13)       0              0

Greg M. Horowitz           1,330,000(14)        8.5%       1,100,000(14)    230,000          1.4%


*     Less than 1%.

(1)   Represents shares of Common Stock underlying the $3.00 Warrants.

(2)  Represents shares of Common Stock underlying the $1.50 Warrants.

(3) Represents 50,000 shares of Common Stock underlying the $1.50 Warrants and 10,000 shares of Common Stock underlying the $3.00 Warrants.

(4)  Includes 50,000 shares of Common Stock underlying the $3.50
     Warrants, the resale of which shares is covered by this Prospectus.

(5)  Includes 9,600 shares of Common Stock underlying the Private
     Placement Warrants, the resale of which shares is covered by this Prospectus.

(6)  Includes 6,400 shares of Common Stock underlying the Private
     Placement Warrants, the resale of which shares is covered by this Prospectus.

(7)  Includes 3,721 shares of Common Stock underlying the Private
     Placement Warrants, the resale of which shares is covered by this Prospectus.

(8)  Includes 3,404 shares of Common Stock underlying the Private
     Placement Warrants, the resale of which shares is covered by this Prospectus.

(9)  Includes 681 shares of Common Stock underlying the Private
     Placement Warrants, the resale of which shares is covered by this Prospectus.

(10) Includes 5,556 shares of Common Stock underlying the Private
     Placement Warrants, the resale of which shares is covered by this Prospectus.

(11) Includes 15,000 shares of Common Stock which may be issued by the Company as dividends on its Series D Convertible Preferred Stock, the resale of which shares is covered under this Prospectus. The number of shares that may be issued as dividends may vary significantly, depending upon the fair market value of the Common Stock at the time of payment, the length of time the Series D Convertible Preferred Stock is held prior to conversion and whether the Company chooses to pay dividends in Common Stock or cash. Does not include 40 shares of the Company's Series D Convertible Preferred Stock (4.8% of the issued and outstanding shares of Series D Convertible Preferred Stock) owned by this entity. Each share of Series D Convertible Preferred Stock is convertible into such number of shares of Common Stock as is obtained by dividing $1,000 by 80% of the fair market value of the Common Stock at the time of conversion, which shall in no event be less than $.60 nor more than $2.75.

(12) Includes 43,500 shares of Common Stock which may be issued by the Company as dividends on its Series D Convertible Preferred Stock, the resale of which shares is covered under this Prospectus.
     Does not include 115 shares of the Company's Series D Convertible Preferred Stock (13.9% of the issued and outstanding shares of Series D Convertible Preferred Stock) owned by this entity. See note (11) for information regarding the estimated nature of the number of the dividend shares as well as for the conversion terms of the Series D Convertible Preferred Stock.

(13) Includes 201,000 shares of Common Stock which may be issued by the Company as dividends on its Series D Convertible Preferred Stock, the resale of which shares is covered under this Prospectus. Does not include 670 shares of the Company's Series D Convertible Preferred Stock (81.2% of the issued and outstanding shares of Series D Convertible Preferred Stock) owned by this entity. See note (11) for information regarding the estimated nature of the number of the dividend shares as well as for the conversion terms of the Series D Convertible Preferred Stock.

(14) Includes 331,540 shares of Common Stock underlying the $.78125 Warrants and 61,600 shares of Common Stock underlying the $.8125 Warrants, the resale of which shares is covered by this Prospectus.

                            PLAN OF DISTRIBUTION

    The Selling Stockholders may offer and sell shares of Common Stock from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (d) face-to-face transactions between sellers and purchasers without a broker or dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. Such brokers, dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.


                               LEGAL MATTERS

    Legal matters in connection with the Securities offered hereby will be passed upon for the Company by Breslow & Walker, LLP, 767 Third Avenue, New York, New York 10017.

                                  EXPERTS

    The financial statements of the Company as of November 30, 1996, and for the years ended November 30, 1995 and November 30, 1996, incorporated by reference herein and elsewhere in the Registration Statement, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of Hoberman, Miller, Goldstein & Lesser, P.C., independent certified public accountants, given upon authority of said firm as experts in accounting and auditing.


                           ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, for the registration of the securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information contained in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected, without charge, at the Office of the Securities and Exchange Commission, or copies of which may be obtained from the Commission in Washington, D.C., upon payment of the requisite fees, or from the Commission's Website at http://www.sec.gov. Statements contained in this Prospectus as to the content of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

________________________________________    ____________________________________

No dealer, salesperson, or other
person has been authorized in
connection with this offering to give
any information or to make any
representations other than those
contained in this Prospectus.  This
Prospectus does not constitute an
offer or a solicitation in any
jurisdiction to anyone to whom it is
unlawful to make such offer or                       DIVERSIFAX, INC.
solicitation.  Neither the delivery
of this Prospectus, nor any sale made
hereunder shall, under any
circumstances, create an implication
that there has been no change in the
circumstances or the facts herein set
forth since the date hereof.

    ___________________________

       TABLE OF CONTENTS                      2,331,030 Shares of Common Stock

                                   Page
Available Information.............   2
Documents Incorporated by
  Reference.......................   2
The Company.......................   3
The Offering......................   4
Risk Factors......................   5                   ----------
Use of Proceeds...................  11                   PROSPECTUS
Dilution..........................  12                   ----------
Selling Stockholders..............  13
Plan of Distribution..............  15
Legal Matters.....................  15
Experts...........................  15
Additional Information............  15


                                                        _______, 1997


    ___________________________


______________________________________    ____________________________________

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

    The estimated expenses of the Registrant in connection with the issuance and distribution of the securities being registered hereby are as follows:

Registration Fee..............................................      $  100
Accounting Fees and Expenses..................................       1,500
Legal Fees and Expenses.......................................      15,000
Blue Sky Fees and Expenses....................................       3,000
Miscellaneous Expenses........................................       2,400
                                                                    ------
        Total.................................................     $22,000
                                                                    ------
                                                                    ------

________________________

Item 15.  Indemnification of Directors and Officers.

    Under Section 145 of the Delaware General Corporation Law the registrant may or shall, subject to various exceptions and limitations, indemnify its directors or officers and may purchase and maintain insurance therefor.

    The Company has included in its Certificate of Incorporation pursuant to
Section 102(b)(7) of the Delaware General Corporation Law a provision eliminating the personal liability of directors to the Company or its stockholders for damages for breach of fiduciary duty. The principal effect of this provision in the Company's Certificate of Incorporation is to eliminate potential monetary damage actions against any director for breach of his duties as a director except (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law, which relates to a willful or negligent violation of Section 160 (regarding the illegal purchase or redemption of stock by a corporation) or 173 (regarding a corporations illegal declaration or payment of dividends) of the General Corporation Law, or (d) for any transaction from which the director derived an improper benefit. This provision does not affect the liability of any director for acts or omissions occurring prior to the date of adoption of this provision. In addition, Section 145 of the Delaware General Corporation Law empowers a corporation (a) to grant indemnification to any officer or director where it is determined that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) to advance to an officer or director the expenses of defending claims upon receipt of his undertaking to repay any amount to which it is later determined he is not entitled. The Company's By-laws provide that the Company will indemnify and advance expenses of defense to its officers and directors substantially to the full extent authorized by the Delaware General Corporation Law.

    The foregoing statement is subject to the detailed provisions of Sections 102 and 145 of the Delaware General Corporation Law.

Item 16.  Exhibits.


Exhibit #        Document
---------        --------
 4.(a)           Form of $1.50 Warrant

   (b)           Form of Private Placement Warrant

   (c)           Form of $3.00 Warrant

   (d)           Form of $3.50 Warrant

   (e)           Form of $.78125 Warrant

   (f)           Form of $.8125 Warrant

   (g)           Certificate of Designations of Series D
                 Convertible Preferred Stock*

 5.              Opinion of Counsel

23.(a)           Independent Auditor's Consent

   (b)           Consent of Counsel**

________________________
* Incorporated by reference to the Company's Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on June 25, 1997 (Registration No. 333-30021).
**  Contained in the opinion of counsel filed as part hereof as
    Exhibit 5.

Item 17.  Undertakings.

    The undersigned Registrant hereby undertakes that it will:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of Valley Stream, State of New York, on December 3, 1997.

                                      DIVERSIFAX, INC.



                                      By: /s/ Irwin A. Horowitz
                                          -------------------------------------
                                          Dr. Irwin A. Horowitz
                                          President and Chief Executive Officer
                                          (Principal Executive, Financial and
                                          Accounting Officer)

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

    Signature                  Title                    Date
    ---------                  -----                    ----

/s/ Irwin A. Horowitz          Director                 December 3, 1997
-----------------------
Dr. Irwin A. Horowitz


/s/ Eugene Bilotti             Director                 December 3, 1997
-----------------------
Eugene Bilotti


/s/ Kenneth Ross Wolfe         Director                 December 3, 1997
-----------------------
Kenneth Ross Wolfe